Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 27, 2014, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for trial through the end of 2014.

2014
Engle progeny

October 0

November 3

December 1

As of October 27, 2014, there were three Engle progeny cases in trial.

Other Individual Smoking & Health

October 0

November 0

December 0

As of October 27, 2014, there were no non-Engle progeny cases in trial.